UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 15, 2008

Meade Instruments Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6001 Oak Canyon, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(949) 451-1450

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On July 15, 2008, Meade Instruments Corp., a Delaware corporation (the “Company”) entered into a Sixteenth Amendment to the Amended and Restated Credit Agreement dated as of October 25, 2002 (the “Sixteenth Amendment”) among Bank of America, N.A. (the “Lender”), the Company, Simmons Outdoor Corporation and Coronado Instruments, Inc.  The Sixteenth Amendment modifies among other things the following key changes to the credit agreement:  (1) reduces the revolver line amount from $15 million currently to $12 million at November 30, 2008 and $10 million at December 31, 2008; (2) decreases certain amounts of collateral to be used in the borrowing base calculations; and (3) sets minimum EBITDA, tangible net worth and capital expenditure requirements measured on a monthly basis and sets minimum fixed charge coverage ratio covenants.  Under the Sixteenth Amendment, the Lender also waived the Company’s non-compliance with the covenants under the credit agreement.

On July 15, 2008, the Company issued a press release announcing the above mentioned Sixteenth Amendment noting the waiver of the Company’s non-compliance with certain covenants under the agreement.

A copy of the press release and the Sixteenth Amendment are attached hereto as Exhibits 99.1 and 10.111, respectively.

Item 9.01               Financial Statements and Exhibits

Exhibit No.	Exhibit Title or Description

10.111

Sixteenth Amendment to Amended and Restated Credit Agreement dated as of July 15, 2008 by and among Bank of America, N.A., Meade Instruments Corp., Simmons Outdoor Corporation and Coronado Instruments, Inc.

99.1	Press Release, dated July 15, 2008, issued by Meade Instruments Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2008	MEADE INSTRUMENTS CORP.
(Registrant)

	By:	/s/ Paul E. Ross
Senior Vice President — Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.111

Sixteenth Amendment to Amended and Restated Credit Agreement dated as of July 15, 2008 by and among Bank of America, N.A., Meade Instruments Corp., Simmons Outdoor Corporation and Coronado Instruments, Inc.

99.1	Press Release, dated July 15, 2008, issued by Meade Instruments Corp.